Exhibit 21
VOLT INFORMATION SCIENCES, INC.
LIST OF SUBSIDIARIES

No.	Name (1)	Jurisdiction of Incorporation
1	Arctern Consulting Private Limited (2)	India
2	Arctern, Inc.	Virginia
3	Nuco I, Ltd.	Nevada
4	P/S Partner Solutions, Ltd.	Delaware
5	Volt Consulting MSP Canada Ltd.	Canada
6	VMC Consulting Europe Limited	United Kingdom
7	VMC Services India Private Limited (3)	India
8	Volt Asia Enterprises (Malaysia) Sdn. Bhd.	Malaysia
9	Volt Asia Enterprises, Ltd.	Delaware
10	Volt Consulting Group, Ltd.	Delaware
11	Volt Delta International B.V.	Netherlands
12	Volt Delta Resource Holdings, Inc	Nevada
13	Volt Europe (Belgium) SPRL	Belgium
14	Volt Europe (Deutschland) GmbH	Germany
15	Volt Europe (Espana) S.L.	Spain
16	Volt Europe (France) SARL	France
17	Volt Europe (Germany) GmbH	Germany
18	Volt Europe (Nederland) BV	Netherlands
19	Volt Europe (Switzerland) SA	Switzerland
20	Volt Europe Ceska Republika s.r.o	Czech Republic
21	Volt Europe Holdings Limited	United Kingdom
22	Volt Europe Limited	United Kingdom
23	Volt Europe Slovakia s.r.o.	Slovakia
24	Volt Europe Temporary Services Limited	United Kingdom
25	Volt Funding II, LLC	Delaware
26	Volt Gatton Holding, Inc.	Delaware
27	Volt Information Sciences (India) Private Limited (2)	India
28	Volt Management Corp.	Delaware
29	Volt Netherlands Holding BV	Netherlands
30	Volt Reach, Inc.	Delaware
31	Volt Consulting Group Limited	United Kingdom
32	Volt Service Corporation Pte, Ltd.	Singapore
33	Volt Services Group (Netherlands) B.V.	Netherlands
Footnotes

(1)Except as noted, each named subsidiary is wholly owned, directly or indirectly by Volt Information Sciences, Inc., except that, in the case of certain foreign subsidiaries, qualifying shares may be registered in the name of directors.
(2)99.99% owned by Volt Asia Enterprises, Ltd. / 00.01% owned by Nuco I, Ltd.
(3)99.39% owned by Volt Information Sciences (India) Private Limited /0.61% owned by Volt Asia Enterprises Ltd. /1 fractional share owned by Nuco I, Ltd.